Exhibit 99.1
NGAS Resources, Inc.
120 Prosperous Place, Suite 201, Lexington, KY 40509
NEWS
RELEASE
FOR IMMEDIATE RELEASE

Company Contact: Phone: Fax: E-mail:	Michael P. Windisch, CFO (859) 263-3948 (859) 263-4228 ngas@ngas.com
NGAS RESOURCES PROVIDES OPERATIONAL UPDATE
LEXINGTON, KENTUCKY, October 7, 2008. NGAS Resources, Inc. (Nasdaq: NGAS), an exploration and production company focused on unconventional natural gas plays, principally in the southern portion of the Appalachian basin, today provided an update on its drilling and production activities.
Arkoma. The company reported today that production from the Arkoma field was shut in from September 7, 2008 to October 4, 2008 due to a rupture on a 24” pipeline owned by a third party. The company’s average daily net production through this pipeline is approximately 2,500 Mcf.
Leatherwood. The company’s development program this year has been focused on drilling horizontal wells through the Devonian shale in its Leatherwood field. The sixth well has been on line for over 30 days, with average daily production rates of 246 Mcf. The company retained a working interest of 50 percent in this well. The company’s next three horizontal wells in Leatherwood have recently been turned on, and a production update will be provided on these wells during its upcoming earnings conference call.
The company’s next five horizontal wells in Leatherwood have been drilled to total vertical depth. The horizontal section has been drilled on the first of these wells, with the company retaining a 50 percent working interest, and the other four wells are ready for the horizontal drilling rig to complete the drilling phase. Each well is expected to have a single lateral leg up to 3,500 feet through the lower Huron section of the Devonian shale.
New Albany Shale. NGAS also announced that it began flowing gas from its New Albany shale prospect into the Texas Gas interstate pipeline. Twenty-six wells of a total of 37 New Albany shale wells are now connected into this system. The company’s first horizontal well drilled on this prospect is completed and will be connected and producing within 30 days.

William S. Daugherty, President and CEO of NGAS Resources commented, “We are very pleased, both with the initial production we are seeing from the New Albany shale and nine horizontal wells that are in production in our Leatherwood field. Based on the success of these wells, we are on track to drill a total of 20 horizontal wells this year.”
About NGAS Resources
NGAS Resources is an independent exploration and production company focused on unconventional natural gas basins in the United States that provide repeatable drilling opportunities, principally in the southern portion of the Appalachian basin. Additional information, including the Company’s most recent periodic reports and proxy statement, can be accessed on its website at www.ngas.com.
Forward Looking Statement
This release includes forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 relating to matters such as anticipated operating and financial performance and prospects. Actual performance and prospects may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the company, including risks of production variances from expectations, volatility of product prices, the level of capital expenditures required to fund drilling and the ability of the company to implement its business strategy. These and other risks are described in the company’s periodic reports filed with the Securities and Exchange Commission.

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